News Release

TranSwitch Corporation Announces
Completion of Rights Offering
Company Raises $5.1 Million Issuing 2.1 Million Shares

SHELTON, CT – June 3, 2010 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging voice, data and video network, today announced the successful completion of its previously announced rights offering, which expired at 5:00 pm, Eastern time, on May 28, 2010.  TranSwitch sold 2,117,236 shares of its common stock to existing stockholders through the exercise of rights at a subscription price of $2.40 per share, for aggregate gross proceeds to TranSwitch of approximately $5.1 million. All of TranSwitch’s directors together with certain of their affiliates participated in the rights offering, including the exercise of their over-subscription privileges. In accordance with the terms of the rights offering, subscription rights that were not exercised by May 28, 2010 have expired.

The Company intends to use the proceeds of the rights offering for working capital and other general corporate purposes.

“The successful closing of the rights offering demonstrates the continued commitment to the Company by our major shareholders as well as all of our directors,” stated Dr. Ali Khatibzadeh, President and CEO of TranSwitch Corporation. “Management and the Board’s collective faith in the Company is made apparent through their purchases in the rights offering. TranSwitch Corporation has exciting growth opportunities in its target markets and significant new products in development to address those opportunities. Ongoing programs to improve execution in product development and sales will better position TranSwitch to gain share in the rapidly growing broadband market.”

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, with many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results ,involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risks associated with acquiring new businesses; the risk of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch Corporation Announces Completion of Rights Offering	page 2

TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465

Ted Chung
Vice President, Business Development
TranSwitch Corporation
Phone: 203.929.8810 ext.2004

TranSwitch Corporation  3 Enterprise Drive  Shelton, CT  06484 USA  (203) 929-8810  Fax: (203) 926-9453  www.transwitch.com